UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 17, 2016
Ameresco, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-34811	04-3512838
(State or Other Juris- diction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Speen Street, Suite 410, Framingham, MA	01701
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (508) 661-2200

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.
On November 17, 2016, Ameresco, Inc. (“Ameresco”) entered into an amendment to its third amended and restated bank credit facility with Bank of America, N.A. and Webster Bank, N.A., for which Bank of America, N.A. acts as Administrative Agent. The amendment increases the amount of the term loan under the credit facility by approximately $20 million to an aggregate of $30 million and extends the maturity date of the term loan from June 30, 2018 to June 30, 2020. Ameresco expects to use the additional borrowings to pay down the outstanding balance on the revolving credit facility. Immediately following the closing, there was approximately $28 million of borrowings outstanding under the revolving credit facility and $30 million outstanding under the term loan.
The interest rate for borrowings under the credit facility is based on, at Ameresco’s option, either (1) a base rate equal to a margin of 0.50% or 0.25%, depending on Ameresco’s ratio of Total Funded Debt to EBITDA (each as defined in the agreement), over the highest of (a) the Federal funds effective rate, plus 0.50%, (b) Bank of America’s prime rate and (c) a rate based on the London interbank deposit rate (“LIBOR”) plus 1.50%, or (2) the one-, two- three- or six-month LIBOR plus a margin of 2.00% or 1.75%, depending on Ameresco’s ratio of Total Funded Debt to EBITDA. A commitment fee of 0.375% is payable quarterly on the undrawn portion of the revolving credit facility. Immediately following the closing, the interest rate for borrowings under the revolving credit facility was 4.00%. Ameresco elected a three-month LIBOR rate for the term loan that will be effective November 23, 2016 with a rate of 2.91%.
The term loan requires quarterly principal payments of $1.5 million, with the balance due at maturity. All borrowings may be paid before maturity in whole or in part at Ameresco’s option without penalty or premium, other than reimbursement of any breakage and deployment costs in the case of LIBOR borrowings.
Other than Webster Bank, N.A., the lenders, agents and other parties to Amendment No. 4 to the Third Amended and Restated Credit and Security Agreement (the “Credit Agreement Amendment”), and their affiliates, have in the past provided, and may in the future provide, investment banking, underwriting, lending, commercial banking, capital markets and other advisory services to Ameresco or its subsidiaries; they have received, and may in the future receive, customary compensation from Ameresco or its subsidiaries for such services.
The foregoing description of our credit facility, as amended, is not complete and is subject to and qualified in its entirety by reference to (i) our credit facility, a copy of which is attached as Exhibit 10.1 to our Current Report on Form 8-K dated June 30, 2015, (ii) the first and second amendments to our credit facility, copies of which are attached as Exhibits 10.1 and 10.2, respectively, to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, (iii) the third amendment to our credit facility, a copy of which is attached as Exhibit 10.1 to our Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 and (iv) the Credit Agreement Amendment, a copy of which is attached hereto as Exhibit 10.1, each of which is incorporated herein by reference.
Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
The discussion in Item 1.01 is incorporated herein by reference.
Item 9.01.    Financial Statements and Exhibits.
(d) Exhibits
The exhibit listed on the Exhibit Index immediately following the signature page is filed as part of this Current Report on Form 8-K.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERESCO, INC.
Date: November 22, 2016	By:	/s/ John R. Granara, III
John R. Granara, III
Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1
Amendment No. 4 to Third Amended and Restated Credit and Security Agreement dated November 17, 2016 among Ameresco, Inc., certain guarantors party thereto, certain lenders party thereto from time to time and Bank of America, N.A. as Administrative Agent.